Exhibit 99.1


For More Information:
R. Kenyon Culver, Chief Financial Officer
Phone: (972)416-8086, ext. 250
e-mail: info@decisionlinkinc.com


                              FOR IMMEDIATE RELEASE
                 DECISIONLINK, INC. ANNOUNCES THAT IT HAS FILED
                  FOR PROTECTION UNDER THE U.S. BANKRUPTCY LAWS
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     Las Vegas, Nevada, December 7, 2001. . . . DecisionLink, Inc. (OTCBB: DLNK)
announced today that it has filed a voluntary petition for protection under Chapter 11 of the Federal Bankruptcy laws in the District of Nevada. Under Chapter 11, management is continuing to operate the Company with court protection from its creditors while it seeks to reorganize its business. This decision resulted from continued losses, the inability to obtain sufficient financing outside of bankruptcy protection and the Company's inability to make interest payments to its senior lenders due December 1, 2001, as well as meet its working capital requirements. The Company is negotiating debtor-in-possession financing with various parties, including those who would not lend to the Company outside of a bankruptcy filing.

     As announced by the Company on October 23, 2001, management has been working to reduce current operating costs and overhead and to accelerate the Company's product commercialization process.

     DecisionLink has introduced sensor and communication products that use satellite communications and the Internet as the backbone for data transfer and control in the aboveground storage tank monitoring, oil production, water quality monitoring and industrial wastewater compliance monitoring and control markets. DecisionLink has also introduced the OxySense(TM) 101. Developed in collaboration with the TNO Food and Nutrition Research Institute in the Netherlands, it is the first commercial product to enable the non-invasive detection of oxygen concentrations inside food and beverage packages.

     DecisionLink has also developed products for monitoring of propane and fuel oil tank levels, pipeline compressors, and other multi-user remote asset monitoring applications using satellite communication pathways and the Internet.

     This release includes forward-looking statements relating to DecisionLink's operations that are based on Management's and third parties' current expectations, estimates and projections. These statements are not guarantees of future performance and actual results could differ materially. These statements involve risks and uncertainties including, but not limited to, DecisionLink's ability to obtain debtor-in-possession financing, successfully fund a plan of reorganization, generate sufficient working capital from operations and other risks detailed from time to time in the Company's SEC reports. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

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